Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
White Mountain Titanium Corp.

We hereby consent to the incorporation in the Registration Statement dated on or about January 11, 2008 on Form SB-2 of White Mountain Titanium Corp. (An Exploration Stage Company) of our auditors’ report dated February 16, 2007 on the consolidated balance sheets of White Mountain Titanium Corp. as at December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for each of the years ended December 31, 2006, 2005 and 2004 and the cumulative totals for the exploration stage operations from November 13, 2001 (inception) through December 31, 2006.

We also consent to the reference to us as experts in matters of accounting and audit in this registration statement.

/s/ Smythe Ratcliffe LLP

Chartered Accountants

Vancouver, Canada
January 11, 2008